PRICING SUPPLEMENT NO. 65 DATED MAY 10, 2001               Filed Pursuant to
TO PROSPECTUS DATED NOVEMBER 9, 2000*,                     Rule 424(b)(5)
AS AMENDED BY PROSPECTUS SUPPLEMENTS                       File No. 333-47464
DATED DECEMBER 15, 2000, AND MAY 04, 2001

                             CMS ENERGY CORPORATION

      General Term Notes (servicemark of J.W. Korth and Company), Series F
                  Due 9 Months to 25 Years from date of issue

        Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000, and May 04, 2001.



Aggregate Principal Amount:               $1,198,000.00
Original Issue Date (Settlement Date):    May 15, 2001
Stated Maturity Date:                     May 15, 2006
Issue Price to Public:                    100.00% of Principal Amount
Interest Rate:                            7.250% Per Annum
Interest Payment Dates:                   June 15 and Monthly Thereafter
                                          Commencing June 15, 2001

Survivor's Option:                        [X] Yes       [ ] No
Optional Redemption:                      [X] Yes       [ ] No

Initial Redemption Date:                  May 15, 2003
Redemption Price:                         100%

                                          Principal Amount of Notes
        Agent                             Solicited by Each Agent

First of Michigan Corporation             $    250,000.00
Prudential Securities Incorporated        $    132,000.00
J.J.B. Hilliard, W.L. Lyons, Inc          $    266,000.00
Raymond James and Associates, Inc         $    175,000.00
Comerica Securities, Inc                  $         - 0 -
J.W. Korth and Company                    $    375,000.00
        Total                             $  1,198,000.00

                                          Per Note Sold by
                                          Agents To Public            Total

Issue Price:                              $      1,000.00      $   1,198,000.00
Agent's Discount or Commission:           $          6.00      $       7,188.00
Maximum Dealer's Discount or
  Selling Concession:                     $         15.50      $      18,569.00
Proceeds to the Company:                  $        978.50      $   1,172,243.00



CUSIP Number:  12589SBT8

*Beginning Page 1 of the enclosed Prospectus and Prospectus Supplement for agents other than J. W. Korth and Company.